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                                                                   EXHIBIT 10.34



                        AMENDMENT TO EMPLOYMENT CONTRACT

         This Amendment to Employment Contract (the "Amendment") is executed by
C. Arnold Renschler, M.D. (the "Executive") and Beverly Enterprises, Inc., a Delaware corporation (the "Company" or "Beverly"), to amend the Employment Contract dated as of June 3, 1996, between the Executive and the Company (the "Agreement"). The Executive and the Company hereby agree as follows:

         1. Definitions. Unless expressly defined in this Amendment, the capitalized terms used in this Amendment have the definitions attributed to them in the Agreement, and the definitions of those terms in the Agreement are incorporated herein by reference.

         2. Change of Control. Paragraph 1(e)(iii) of the Agreement is hereby amended to add a new clause at the end thereof to read as follows:

                 ", or e the Company shall sell at least 80 percent of the capital stock of PCA to a Person other than the Company or any direct or indirect affiliate thereof, such that, after such sale, such Person owns at least 80 percent of such stock and neither the Company nor any affiliate thereof directly or indirectly owns more than 20 percent of the capital stock or other securities of PCA; provided, however, that a "Change of Control,, shall not occur as a result of any public offering or series of public offerings of the capital stock of PCA or any distribution, spin-off or other transfer to the Company's shareholders of the capital stock of PCA."

         3. Stock Options. With respect to Paragraph 4(b)(i) of the Agreement, and as previously referenced in Paragraph 3 of the Employment Contract Addendum between Executive and the Company, and further subject to grant by the Committee and execution of a Stock Option Agreement, Executive will be granted stock options under the Company's Long-Term Incentive Stock Plan for 50,000 shares of Company stock at an exercise price equal to the fair market value of such stock on the date of grant. Options for 15,000 shares shall be incentive stock options (within the meaning of Section 422 of the Internal Revenue Code), and options for 35,000 shares shall be nonqualified stock options. The
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vesting of the Options will be subject to PCA performance criteria as established by the Committee and set forth in the Stock Option Agreement.

         4. Continued Effectiveness. Except as amended by this Amendment, the Agreement (as previously amended by the Addendum thereto) continues in full force and effect. The Amendment will become effective when executed by the Executive and the Company.


BEVERLY ENTERPRISES, INC.                  EXECUTIVE


By:
   -----------------------                 --------------------------
   Boyd W. Hendrickson                     C. Arnold Renschler, M.D.
   President and Chief
   Operating Officer
   5111 Rogers Avenue
   Suite 40-A
   Fort Smith, AR 72919


By:
   -----------------------
   Robert W. Pommerville
   Executive Vice President,
   General Counsel and Secretary
   5111 Rogers Avenue
   Suite 40-A
   Fort Smith, AR 72919